UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 30, 2020

Original Source Music, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55516	20-8594615
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8547 E. Arapahoe Road #J453 Greenwood Village, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	303-953-4245

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	None	None

Item 8.01 Other Events

Original Source Music, Inc (the “Company”) will be relying on the Securities and Exchange Commission’s Order under the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 4, 2020 (the “Order”) to delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2019 (the “Report”) due to the circumstances related to COVID-19. In particular, COVID-19 has caused severe disruptions in transportation and limited access to the Company’s facility, resulting in limited support from its staff and professional advisors. This has, in turn, delayed the Company’s ability to complete its audit and prepare the Report. Notwithstanding the foregoing, the Company expects to file the Report no later than May 14, 2020 (which is 45 days from the Report’s original filing deadline of March 30, 2020) and in compliance with the exemptions granted under the Order.

In light of the current COVID-19 pandemic, the Company will be including the following Risk Factor into its Report:

An occurrence of an uncontrollable event such as the COVID-19 pandemic could lead to interruption of business operations..

The occurrence of an uncontrollable event such as the COVID-19 pandemic could lead to interruption of business operations. A pandemic typically results in social distancing, travel bans and quarantine, and this would result in limited access to our management, support staff and professional advisors. These, in turn, will not only impact our company’s business operations, but our overall ability to react timely and source other ways to mitigate the impact of this event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Original Source Music, Inc.

Date: March 30, 2020	By:	/s/ ICHIKAWA Hiroshi
ICHIKAWA Hiroshi Chief Executive Officer